Exhibit 99.1

Sunrun Reports First Quarter 2018 Financial Results
Net Present Value created of $65 million in Q1 2018, an increase of 16% year-over-year
Customers now exceed 189,000, an increase of 31% year-over-year
Net Earning Assets of $1.3 billion, an increase of 20% year-over-year

SAN FRANCISCO, May 9, 2018, Sunrun (Nasdaq: RUN), the nation’s largest provider of residential solar, storage and energy services, today announced financial results for the first quarter ended March 31, 2018.

“People want the freedom to take control of their energy and improve their family’s lives. We are proud to have delivered reliable, clean energy and more than $200 million in savings to our 189,000 customers,” said Lynn Jurich, Sunrun Chief Executive Officer and co-founder. “Sunrun is in the market leading position and is cash flow positive. We will use this athletic position to expand our service offerings and markets to improve the resiliency of our energy system and combat climate change.”

Adoption of New Accounting Standards

On January 1, 2018, Sunrun adopted FASB’s new accounting standards for contracts with customers (“Topic 606”) and lease accounting rules (“ASC 842”), using retrospective methods.  Adoption requires that prior financial results are recast to reflect the new standards.  Unless otherwise specified, financial results for both the first quarter of 2018 and the first quarter of 2017 are presented in this release under Topic 606 and ASC 842. The financial results for the first quarter of 2017 may differ from those previously reported.
Key Operating Metrics
In the first quarter of 2018, MW deployed decreased to 68 MW from 73 MW in the first quarter of 2017, a 7% year-over-year decline.
Creation Cost per watt was $3.51 in the first quarter of 2018 compared to $3.38 in the first quarter of 2017, an increase of 4% year-over-year. The presentation of Creation Cost in the first quarter of 2017 remains as previously reported, as the new calculation methodology due to the adoption of the new accounting standards and the resulting recast financials would have resulted in immaterial changes in the Creation Cost for this period.
NPV per watt in the first quarter of 2018 was $1.10 compared to $0.83 in the first quarter of 2017. NPV created in the first quarter of 2018 was $65 million, a 16% increase from $56 million in the first quarter of 2017. Project Value per watt was $4.61, compared to $4.21 in the first quarter of 2017.
Gross Earning Assets as of March 31, 2018 were $2.4 billion, up $467 million, or 24%, since March 31, 2017. Net Earning Assets as of March 31, 2018 were $1.3 billion, up $213 million, or 20% from the prior year.
Financing Activities
As of May 9, 2018, closed transactions and executed term sheets provide us expected tax equity capacity into the first quarter of 2019 and project debt capacity into the fourth quarter of 2018.
First Quarter 2018 GAAP Results
Customer agreements and incentives revenue grew 36% year-over-year to $67.0 million. Solar energy systems and product sales increased 38% year-over-year to $77.4 million. Total revenue grew to $144.4 million in the first quarter of 2018, up $39.3 million, or 37% from the first quarter of 2017.
Total cost of revenue was $119.2 million, an increase of 29% year-over-year. Total operating expenses were $201.1 million, an increase of 31% year-over-year.

Net income available to common stockholders was $28.0 million in the first quarter of 2018, compared to $9.9 million in the first quarter of 2017.
Diluted net earnings per share available to common shareholders was $0.25 per share.
Guidance for Q2 and Full Year 2018
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q2, we expect to deploy approximately 88 MW, reflecting approximately 16% growth year-over-year. For the full year 2018, we continue to expect deployments to grow 15% year-over-year.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2018 results and outlook for its second quarter 2018 at 2:30 p.m. Pacific Time today, May 9, 2018. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #6696186. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #6696186.

About Sunrun

Sunrun (Nasdaq:RUN) is the nation's largest residential solar, storage and energy services company. With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more and a production guarantee. The company also offers a home solar and battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power with smart inverter technology. For more information, please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW deployments, gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets
(In Thousands)

	March 31, 2018	December 31, 2017

Assets
Current assets:
Cash	$203,189	$202,525
Restricted cash	40,139	39,265
Accounts receivable, net	111,012	112,069
State tax credits receivable	11,085	11,085
Inventories	87,902	94,427
Prepaid expenses and other current assets	6,488	9,202
Total current assets	459,815	468,573
Solar energy systems, net	3,285,804	3,161,570
Property and equipment, net	33,291	36,402
Intangible assets, net	13,243	14,294
Goodwill	87,543	87,543
Other assets	221,535	194,754
Total assets	$4,101,231	$3,963,136
Liabilities and total equity
Current liabilities:
Accounts payable	$99,695	$115,193
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	15,134	13,583
Accrued expenses and other liabilities	92,793	97,230
Deferred revenue, current portion	43,659	42,609
Deferred grants, current portion	8,185	8,193
Finance lease obligations, current portion	6,737	7,421
Non-recourse debt, current portion	28,646	21,529
Pass-through financing obligation, current portion	5,439	5,387
Total current liabilities	300,288	311,145
Deferred revenue, net of current portion	528,423	522,243
Deferred grants, net of current portion	225,278	227,519
Finance lease obligations, net of current portion	4,438	5,811
Recourse debt	247,000	247,000
Non-recourse debt, net of current portion	1,108,383	1,026,416
Pass-through financing obligation, net of current portion	132,848	132,823
Other liabilities	33,340	42,743
Deferred tax liabilities	96,481	83,119
Total liabilities	2,676,479	2,598,819
Redeemable noncontrolling interests	133,524	123,801
Total stockholders’ equity	934,679	881,582
Noncontrolling interests	356,549	358,934
Total equity	1,291,228	1,240,516
Total liabilities, redeemable noncontrolling interests and total equity	$4,101,231	$3,963,136

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2018	2017
Revenue:
Customer agreements and incentives	$66,990	$49,090
Solar energy systems and product sales	77,373	56,019
Total revenue	144,363	105,109
Operating expenses:
Cost of customer agreements and incentives	54,576	42,613
Cost of solar energy systems and product sales	64,579	49,431
Sales and marketing	44,079	33,132
Research and development	3,896	2,996
General and administrative	32,893	24,608
Amortization of intangible assets	1,051	1,051
Total operating expenses	201,074	153,831
Loss from operations	(56,711)	(48,722)
Interest expense, net	28,198	20,558
Other expenses (income), net	(1,692)	475
Loss before income taxes	(83,217)	(69,755)
Income tax expense	8,203	5,400
Net loss	(91,420)	(75,155)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(119,452)	(85,037)
Net income available to common stockholders	$28,032	$9,882
Net income per share available to common stockholders
Basic	$0.26	$0.09
Diluted	$0.25	$0.09
Weighted average shares used to compute net income per share available to common stockholders
Basic	107,449	104,038
Diluted	110,781	106,469

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net loss	$(91,420)	$(75,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	36,186	29,948
Deferred income taxes	8,203	5,399
Stock-based compensation expense	10,694	5,874
Interest on pass-through financing obligations	3,099	3,118
Reduction in pass-through financing obligations	(5,028)	(4,552)
Other noncash losses and expenses	5,667	5,580
Changes in operating assets and liabilities:
Accounts receivable	(360)	3,465
Inventories	6,525	7,723
Prepaid and other assets	(6,746)	(9,819)
Accounts payable	(12,982)	(4,357)
Accrued expenses and other liabilities	(7,048)	(11,297)
Deferred revenue	7,456	6,593
Net cash used in operating activities	(45,754)	(37,480)
Investing activities:
Payments for the costs of solar energy systems	(163,190)	(159,754)
Purchases of property and equipment	(1,521)	(2,610)
Net cash used in investing activities	(164,711)	(162,364)
Financing activities:
Proceeds from state tax credits, net of recapture	(49)	13,388
Proceeds from issuance of recourse debt	2,000	57,400
Repayment of recourse debt	(2,000)	(54,000)
Proceeds from issuance of non-recourse debt	95,900	38,225
Repayment of non-recourse debt	(7,122)	(4,904)
Payment of debt fees	(3,880)	—
Proceeds from pass-through financing obligations	1,502	1,448
Contributions received from noncontrolling interests and redeemable noncontrolling interests	143,604	162,565
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(15,263)	(12,887)
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	(576)	(1,067)
Payment of finance lease obligations	(2,113)	(2,749)
Net cash provided by financing activities	212,003	197,419

Net change in cash and restricted cash	1,538	(2,425)
Cash and restricted cash, beginning of period	241,790	224,363
Cash and restricted cash, end of period	$243,328	$221,938

Key Operating Metrics and Financial Metrics

	Three Months Ended March 31,
	2018	2017
MW Deployed (during the period)	68	73
Cumulative MW Deployed (end of period)	1,269	951
Gross Earning Assets under Energy Contract (end of period)(in millions)	$1,583	$1,269
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$800	$647
Gross Earning Assets (end of period)(in millions)	$2,383	$1,916
Net Earning Assets (end of period)(in millions) (1)(2)	$1,289	$1,076

	Three Months Ended March 31,
	2018	2017
Project Value, Contracted Portion (per watt)	$4.03	$3.58
Project Value, Renewal Portion (per watt)	$0.58	$0.63
Total Project Value (per watt) (1)	$4.61	$4.21
Creation Cost (per watt) (3)(4)	$3.51	$3.38
Unlevered NPV (per watt) (1)	$1.10	$0.83
NPV (in millions) (1)	$65	$56

(1)	Numbers may not sum due to rounding.

(2)	Net Earning Assets for the period ending March 31, 2017 reflects changes owning to the adoption of new accounting standards.

(3)
Creation Cost for the period ending March 31, 2018 excludes two non-recurring items totaling approximately $7 million: charges related to establishing a reserve for litigation and an impairment of solar assets under construction by a channel partner that ceased operations.

(4)
The presentation of Creation Cost for periods commencing with March 31, 2018 reflects changes made to the calculation methodology owing to the adoption of new accounting standards. The presentation of Creation Cost for periods prior to March 31, 2018 remain as previously reported, as the new methodology and recast financials would have resulted in immaterial changes in the Creation Cost for such prior periods.

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial 20-year term of our Customer Agreements for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets excludes estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.
NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.

Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor Relations Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 510-4986

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418